Exhibit 3.7

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:00 PM 12/29/1993 933645227 – 2256103

CERTIFICATE OF OWNERSHIP AND MERGER

OF

EX ACQUISITION CORP.

(A DELAWARE CORPORATION)

INTO

EXTEL FINANCIAL INCORPORATED

(A DELAWARE CORPORATION)

It is hereby certified that:

1. EX ACQUISITION CORP. (the “Corporation”) is a business corporation of the State of Delaware.

2. The Corporation, as the owner of all of the outstanding shares of the stock of EXTEL FINANCIAL INCORPORATED (the “Subsidiary”), hereby merges itself into the Subsidiary.

3. On December 29, 1993, the Board of Directors of the Corporation adopted the following resolutions to merge the Corporation into the Subsidiary:

RESOLVED that this corporation be merged into EXTEL FINANCIAL INCORPORATED pursuant to the laws of the State of Delaware as hereinafter provided, so that the separate existence of this corporation shall cease as soon as the merger shall become effective, and thereupon this corporation and EXTEL FINANCIAL INCORPORATED will become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware; and it is further

RESOLVED that the terms and conditions of the proposed merger are as follows:

(a) From and after the effective time of the merger, all of the estate, property, rights, privileges, powers and franchises of this corporation shall become vested in and be held by EXTEL FINANCIAL INCORPORATED as fully and entirely and without change or diminution as the same were before held and enjoyed by this corporation, and EXTEL FINANCIAL INCORPORATED shall assume all of the obligations of this corporation.

(b) No pro rata issuance of the shares of stock of EXTEL FINANCIAL INCORPORATED which are owned by this corporation immediately prior to the effective time of the merger shall be made and such shares shall be surrendered and extinguished.

(c) Each share of the common stock, without par value, of this corporation which shall be issued and outstanding immediately prior to the effective time of the merger shall be converted into one issued and outstanding share of common stock, with a par value of $1.00 per share, of EXTEL FINANCIAL INCORPORATED and, from and after the effective time of the merger, the holders of all of said issued and outstanding shares of common stock of this corporation shall automatically be and become holders of shares of EXTEL FINANCIAL INCORPORATED upon the basis above specified, whether or not certificates representing said shares are then issued and delivered.

(d) After the effective time of the merger, each holder of record of any outstanding certificate or certificates theretofore representing common stock of this corporation may surrender the same to EXTEL FINANCIAL INCORPORATED at its office in New York and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing an equal number of shares of common stock of EXTEL FINANCIAL INCORPORATED. Until so surrendered, each outstanding certificate which prior to the effective time of the merger represented one or more shares of common stock of this corporation shall be deemed for all corporate purposes to evidence ownership of an equal number of shares of common stock of EXTEL FINANCIAL INCORPORATED.

(e) From and after the effective time of the merger, the Certificate of Incorporation and the By-Laws of EXTEL FINANCIAL INCORPORATED shall be the Certificate of Incorporation and the By-Laws of EXTEL FINANCIAL INCORPORATED as in effect immediately prior to such effective time.

(f) The members of the Board of Directors and officers of EXTEL FINANCIAL INCORPORATED shall be the members of the Board of Directors and the corresponding officers of EXTEL FINANCIAL INCORPORATED immediately before the effective time of the merger.

(g) From and after the effective time of the merger, the assets and liabilities of this corporation and of EXTEL FINANCIAL INCORPORATED shall be entered on the books of EXTEL FINANCIAL INCORPORATED at the amounts at which they shall be carried at such time on the respective books of this corporation and of EXTEL FINANCIAL INCORPORATED, subject to such inter-corporate adjustments or eliminations, if any, as may be required to give effect to the merger; and, subject to such action as may be taken by the Board of Directors of EXTEL FINANCIAL INCORPORATED, in accordance with generally accepted accounting principles, the capital and surplus of EXTEL FINANCIAL INCORPORATED shall be equal to the capital and surplus of this corporation and of EXTEL FINANCIAL INCORPORATED; and it is further

RESOLVED that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions shall be December 31, 1993; and it is further

RESOLVED that these resolutions to merge be submitted to the stockholders entitled to vote of this corporation at a meeting to be called and held after twenty days’ notice of the time, place, and purpose thereof mailed to each holder of the outstanding shares of stock entitled to vote of this corporation at his address as it appears on the records of this corporation or pursuant to a written waiver of such notice signed by all of the persons entitled thereto, unless the holders of all of the outstanding shares of stock entitled to vote of this corporation shall dispense with the holding of a meeting and shall act in writing without a meeting; and, in the event that the holders of at least a majority of the outstanding stock entitled to vote of this corporation shall vote for the approval of the merger at a meeting or, in the event that the holders of all of the outstanding stock entitled to vote of this corporation shall dispense with a meeting and shall consent in writing signed by them for the approval of the proposed merger, the proposed merger shall be deemed to be approved; and it is further

RESOLVED that, in the event that the proposed merger shall not be terminated, the proper officers of this corporation be and they hereby are authorized and directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge itself into EXTEL FINANCIAL INCORPORATED and the date of adoption thereof, and to cause the same to be filed and recorded as provided by law, and to do all acts and things whatsoever, within the State of Delaware and in any other appropriate jurisdiction, necessary or proper to effect this merger.

4. The proposed merger herein certified has been approved in writing by the holders of all of the outstanding stock entitled to vote of the corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

5. The effective time of the Certificate of Ownership and Merger, and the time when the merger herein certified shall become effective shall be December 31, 1993.

Signed and attested to on December 29, 1993.

Phillip J. Hoffman, President of EX ACQUISITION CORP.

Attest:

Anette Lawless, Secretary of EX ACQUISITION CORP.

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